UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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INTERVEST BANCSHARES CORPORATION
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INTERVEST BANCSHARES CORPORATION

ONE ROCKEFELLER PLAZA (Suite 400)

New York, New York 10020-2002

TEL: (212) 218-2800 / FAX: (212) 218-2808

Notice of Annual Meeting of Stockholders

To be held on Thursday, May 24, 2012

To the Stockholders of Intervest Bancshares Corporation;

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Intervest Bancshares Corporation, a Delaware corporation, will be held on Thursday, May 24, 2012, at 8:30 a.m., New York time, at our offices located at One Rockefeller Plaza (Suite 400) New York, New York, 10020 for the following purposes:

1.	To elect eight directors, each to serve a one-year term;

2.	To hold an advisory vote on our executive compensation as described in this proxy statement;

3.	To consider a proposal to amend and restate our Certificate of Incorporation to eliminate any and all references to our Class B common stock and to rename our Class A common stock “common stock”;

4.	To ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent auditor for 2012; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The above matters are more fully described in the attached proxy statement.

Pursuant to our Bylaws, our Board of Directors has fixed the close of business on March 30, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of our Class A common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Enclosed with this proxy statement is a full set of proxy materials, including a proxy card and our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2011. In accordance with the Securities and Exchange Commission rules, the enclosed proxy materials and Form 10-K are also available for viewing on the Internet at http://www.intervestbancsharescorporation.com.

By Order of the Board of Directors,

/s/ Lowell S. Dansker
Lowell S. Dansker
Chairman of the Board

April 15, 2012

New York, New York

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

INTERVEST BANCSHARES CORPORATION

NASDAQ SYMBOL: IBCA

INTERVEST BANCSHARES CORPORATION

One Rockefeller Plaza (Suite 400)

New York, New York 10020-2002 (212) 218-2800

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

INTRODUCTION

References in this proxy statement to “we,” “us,” “our” and “Company” refer to Intervest Bancshares Corporation, unless otherwise specified. References to “Intervest National Bank,” “Bank” or “subsidiary” refer to our wholly owned national bank subsidiary.

This proxy statement is being furnished to the stockholders of Intervest Bancshares Corporation as part of the solicitation of proxies by the Company’s Board of Directors from holders of the outstanding shares of the Company’s Class A common stock for use at the Company’s 2012 Annual Meeting of Stockholders to be held on Thursday, May 24, 2012, at 8:30 a.m., New York time, at our offices located at One Rockefeller Plaza (Suite 400) New York, New York, 10020, and at any adjournments or postponements thereof. To obtain directions to be able to attend our Annual Meeting and vote in person, please contact our Corporate Secretary at 212-218-2800.

At the Annual Meeting, stockholders will be asked to (1) elect eight directors of the Company, each to serve a one-year term; (2) hold an advisory vote on our executive compensation as described in this proxy statement; (3) consider a proposal to amend and restate our Certificate of Incorporation to eliminate any and all references to our Class B common stock and to rename our Class A common stock “common stock”; (4) ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent auditor for 2012; and (5) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 24, 2012. This proxy statement and the accompanying proxy card are being mailed to our stockholders commencing on or about April 15, 2012. Our Annual Report on Form 10-K for the year ended December 31, 2011, which includes our financial statements, is included with this mailing. We are also posting this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2011 for viewing on the Internet at http://www.intervestbancsharescorporation.com.

Attendance at the Annual Meeting is limited to stockholders of record or their proxies, beneficial owners of our common stock having evidence of such ownership, and guests of the Company. If you choose to attend, please bring proof of identification. Even if you plan to attend, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

The Board of Directors has fixed the close of business on March 30, 2012 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, there were 21,590,689 shares of the Company’s Class A common stock and 25,000 shares of the Company’s preferred stock issued and then outstanding. Holders of the Company’s preferred stock are not entitled to vote on any matters brought before the stockholders at the Annual Meeting.

A majority of the outstanding shares of Class A common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted as present for purposes of determining whether a quorum is present, but are not counted as votes cast at the meeting. Broker non-votes (described on the next page) are likewise counted as present for purposes of determining whether a quorum is present, but are not counted as votes cast at the meeting. Only holders of record of shares of our Class A common stock at the close of business on March 30, 2012 will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. These shares include shares that are: (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially. If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC (“Computershare”), you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Computershare. As the shareholder of record, you have the right to grant your voting proxy directly to us, to a third person or to vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting. Your broker or nominee has sent you instructions on how you can direct the broker or nominee to vote your shares.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes”. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The only item to be voted on at the Annual Meeting that is considered a routine matter is the ratification of the appointment of our auditor for 2012. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that the broker is not voting on a matter, whether routine or non-routine.

To vote your shares without attending the Annual Meeting, please sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. This way your shares will be represented whether or not you are able to attend the Annual Meeting. If the enclosed proxy card is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card, our Chairman, Lowell S. Dansker, and our Corporate Secretary, Stephen A. Helman, or either of them, will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors or its Executive Committee.

Stockholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Intervest Bancshares Corporation, One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Our Board of Directors recommends that you vote your shares “FOR” the election of the nominees for director; “FOR” the approval of our executive compensation as disclosed in this proxy statement; “FOR” the proposed amendment and restatement of our Certificate of Incorporation as described in this proxy statement; and “FOR” the ratification of the appointment of our independent auditor for 2012.

Brokers are not permitted to vote on the election of directors or the advisory proposal on executive compensation without instructions from their customers. If a quorum is present, the eight director nominees for election by the holders of our Class A common stock who receive the highest number of votes actually cast by holders of shares of Class A common stock will be elected as our directors. As such, abstentions and broker non-votes will have no effect on the election of directors, other than reducing the number of votes a candidate receives. The approval of the non-binding advisory proposal on executive compensation and approval of the ratification of the appointment of our auditor will require the affirmative vote of a majority of all votes actually cast at a meeting at which a quorum is present. Broker non-votes and abstentions will have no effect on these matters since they are not counted as votes cast at the meeting. The approval of the proposal to amend and restate our Certificate of Incorporation requires the affirmative vote of a majority of the votes entitled to be cast on the matter. Broker non-votes and abstentions will have the same effect as votes cast against this proposal.

You may receive more than one set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate set of proxy materials for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please vote your shares for each set of proxy materials that you receive by following the instructions in the enclosed proxy card.

Computershare, the Company’s transfer agent, has been appointed to act as the inspector of election and will tabulate the votes. In the event Computershare is unable to do so, a representative of the Company’s legal counsel, Harris Beach PLLC, will act in this role.

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board of Directors. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to the Company’s management.

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. We will publish final voting results in the Company’s Current Report on Form 8-K within four business days after the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the amount and nature of beneficial ownership of our Class A common stock as of March 30, 2012 by (i) the stockholders we know to beneficially own more than 5% of our outstanding Class A common stock, (ii) each of our directors, (iii) each of our executive officers named in the Executive Summary Compensation Table included in this proxy statement and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table, the persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock beneficially owned.

Name and Address of Beneficial Holder (1)	Shares (1)		% Class (1)
More Than 5% Stockholders:
Värde Partners, L.P. and FC Highway 6 Holdings LLC	1,950,000	(2)	9.03%
NFC Investments, LLC	1,535,717	(3)	7.11%

Directors and Executive Officers:
John J. Arvonio,	39,370		0.18%
Chief Financial and Accounting Officer
Michael A. Callen,	123,241		0.57%
Director
Lowell S. Dansker,	1,343,700	(4)	6.21%
Chairman and Chief Executive Officer
Paul R. DeRosa,	129,900		0.60%
Director
Stephen A. Helman,	135,148		0.63%
Director, Vice President
John H. Hoffmann,	22,300		0.10%
Vice President, Intervest National Bank
Wayne F. Holly,	163,700	(5)	0.76%
Director
Keith A. Oslen,	141,600		0.66%
President, Intervest National Bank
Lawton Swan, III,	73,300		0.34%
Director
Thomas E. Willett,	93,500		0.43%
Director
Wesley T. Wood,	150,100	(6)	0.69%
Director
All directors and executive officers as a group (11 persons)	2,415,859		11.08%

(1)	Address of Värde Partners, L.P. (“Värde”) is 8500 Normandale Lake Boulevard, Suite 1500, Minneapolis, Minnesota 55437.

Address of FC Highway 6 Holdings LLC (“FC”) is 6400 Imperial Drive, Waco, Texas 76714.

Address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

Address of all others is c/o Intervest Bancshares Corporation, One Rockefeller Plaza, Suite 400, New York, New York 10020.

Percentages have been computed based upon 21,590,689 shares of Class A common stock outstanding as of March 30, 2012 (which includes 783,500 shares of issued and outstanding unvested restricted stock), plus, for each person and the group, shares that person or the group has the right to acquire within 60 days of such date pursuant to the exercise of outstanding vested Class A common stock options.

Shares that may be acquired pursuant to vested common stock options as of March 30, 2012 are as follows: Mr. Arvonio: 11,370; Mr. Callen: 17,600; Mr. Dansker: 37,200; Mr. DeRosa: 18,400; Mr. Helman: 21,540; Mr. Hoffmann: 9,000; Mr. Holly: 16,200; Mr. Olsen: 24,000; Mr. Swan: 16,800; Mr. Willett: 16,000; Mr. Wood: 17,600; and by all directors and executive officers as a group: 205,710.

Unvested shares of restricted Cass A common stock deemed issued and outstanding as of March 30, 2012 and reported in the table above are as follows: Mr. Arvonio: 20,000; Mr. Callen: 55,000; Mr. Dansker: 200,000; Mr. DeRosa: 55,000; Mr. Helman: 35,000; Mr. Hoffmann: 10,000; Mr. Holly: 55,000; Mr. Olsen: 100,000; Mr. Swan: 55,000; Mr. Willett: 55,000; Mr. Wood: 55,000; and by all directors and executive officers as a group: 695,000.

(2)

The reporting persons acquired a portion of the shares pursuant to an Investment Agreement among the reporting persons and the Company. Värde has sole voting and dispositive power as to 1,572,500 shares and FC has sole voting and dispositive power as to 377,500 shares. Since Värde and FC acted together in acquiring the initial shares, they may have been deemed to be acting as a group with respect to the issuer or the securities. The information included herein is based on Schedules 13G filed with the Securities and Exchange Commission by Värde and FC, together with information available to the Company regarding subsequent transactions by these entities.

(3)	The information included herein is based on a Schedule 13F filed with the Securities and Exchange Commission.
(4)

Includes 207,336 shares held by a family limited liability company as to which Mr. Dansker is a managing member, 17,332 shares held by his adult children and 5,200 shares held by his spouse. Mr. Dansker’s shares do not include 1,056,965 shares held by his mother, 330,570 shares held by his sister and 148,032 shares held by his nieces, the ownership of which is not attributable to him under applicable Securities and Exchange Commission rules.

(5)	Includes 500 shares held by minor children and 60,000 shares held by Sage Rutty & Company, Inc. Mr. Holly is Chairman and President of Sage Rutty & Company, Inc.
(6)	Includes 57,500 shares held by his spouse.

Proposal One: ELECTION OF DIRECTORS.

At the Annual Meeting, it is proposed to elect a Board of eight directors, each to serve until the next annual meeting or until a successor is elected and qualified. If no contrary specification is made, the persons named in the proxy card will vote “FOR” the election of the nominees named below. If any of the nominees should decline election or should by reason of unexpected occurrence not be able to serve, the persons named in the proxy card may exercise discretionary authority to vote for a substitute or substitutes. All of the nominees are presently serving as our directors. The names of the nominees for directors and certain information about them follow.

Michael A. Callen, age 71, has served as our Director since May 1994. He is also a Director of our subsidiary. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Since January 2011, Mr. Callen has served as Non-Executive Chairman of Ambac Financial Group Inc., a provider of financial guarantees and financial services. From October 2008 through January 2011, Mr. Callen served as Ambac’s Executive Chairman. From January through October 2008, he served as Chairman and Interim President and Chief Executive Officer of Ambac. He served as the President of Avalon Argus Associates, LLC, a financial consulting firm from April 1996 until January 2008. Mr. Callen was Special Advisor to the National Commercial Bank located in Jeddah in the Kingdom of Saudi Arabia from April 1993 through April 1996. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Business School during 1992. He was a director of Citicorp and Citibank and a Senior Executive for Citicorp from 1987 until January 1992. We believe that Mr. Callen’s long and varied business career, including his substantial experience in the banking industry, well qualifies him for service on our Board.

Lowell S. Dansker, age 61, has served as our Chairman of the Board of Directors, Chief Executive Officer and Chairman of the Executive Committee since August 2006. He previously served as our President, Treasurer and member of the Executive Committee since incorporation in 1993, and as Vice Chairman of the Board from October 2003 to August 2006. Mr. Dansker is also Chairman, Chief Executive Officer and Chairman of the Executive and Loan Committees of our subsidiary. Mr. Dansker received a Bachelor of Science in Business Administration degree from Babson College and a law degree from the University of Akron School of Law and has been admitted to practice in New York, Ohio, Florida and the District of Columbia. We believe that Mr. Dansker’s extensive experience in the banking industry, in operational, financial and executive roles, including almost 30 years of service in leadership positions within our Company, well qualifies him for service on our Board.

Paul R. DeRosa, age 70, has served as our Director since February 2003. He is also a Director of our subsidiary. Mr. DeRosa received a Bachelor of Arts degree in Economics from Hobart College and a Ph.D degree in Economics from Columbia University. Mr. DeRosa has been a principal of Mt. Lucas Management Corporation, an asset management firm, since 1998. From March 1988 to July 1995, Mr. DeRosa served as a co-founder of Eastbridge Capital Inc., a bond trading company and primary dealer in Treasury bonds, where he acted as a Managing Director. He became the CEO in 1995 and served in that capacity until he left for Mt. Lucas in 1998. Prior to his service with Eastbridge, Mr. DeRosa worked for Citibank N.A., where he was responsible for developing Citibank’s business in financial derivatives and acted as the head of the bank’s proprietary bond trading in the early 1980’s. Mr. DeRosa has also served as a research economist at the Federal Reserve Bank of New York. We believe Mr. DeRosa’s extensive background in the investment community lends valuable expertise to our Board and he contributes to the mix of experience and qualifications the Board seeks to maintain through his years of experience in the financial sector.

Stephen A. Helman, age 72, has served as our Director since December 2003 and as our Vice President and Secretary since February 2006. He is also a Director and Vice President of our subsidiary. Mr. Helman received a Bachelor of Arts degree from the University of Rochester and a law degree from Columbia University. Mr. Helman was a practicing attorney for more than 25 years when he joined us and his substantial experience in real estate law provides valuable expertise with respect to our commercial real estate lending activities, which we believe well qualifies him for service on our Board.

Wayne F. Holly, age 55, has served as our Director since June 1999. He is also a Director of our subsidiary. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman and President of Sage, Rutty & Co., Inc., a diversified financial services firm that is a member of FINRA. Mr. Holly has been an Officer and Director of Sage Rutty & Co., Inc. since 1993 and he successfully completed the Securities Industry Association Executive Education Program at the Wharton School of Finance. Through his extensive experience in the securities industry, Mr. Holly brings a special expertise to our Board.

Lawton Swan, III, age 68, has served as our Director since February 2000. He is also a Director of our subsidiary. Mr. Swan received a Bachelor of Science degree from Florida State University in Business Administration and Insurance. Mr. Swan is President and Chairman of the Board of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1977. Prior to that, Mr. Swan spent over 20 years in the insurance industry in a variety of underwriting, claims and administrative positions. Mr. Swan has also been Chairman and Board Member of The Chartered Property Casualty Underwriters Society, a community of credentialed property and casualty insurance professionals. His knowledge of the insurance industry is of particular value to our Company and our Board.

Thomas E. Willett, age 64, has served as our Director since March 1999. He is also a Director of our subsidiary. Mr. Willett received a Bachelor of Science degree from the United States Air Force Academy and a law degree from Cornell University School of Law. Mr. Willett has been a member of Harris Beach PLLC, a law firm in Rochester, New York, since 1986. Mr. Willett focuses his legal practice in the general corporate area, with an emphasis on securities law matters. Mr. Willett has practiced in the corporate and securities law area for over 30 years and we believe that his experience well qualifies him for service on our Board.

Wesley T. Wood, age 68, has served as our Director since March 1994. He is also a Director of our subsidiary. Mr. Wood received a Bachelor of Science degree from New York University School of Commerce. Mr. Wood is a Director and President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. Mr. Wood was also an Advisory Board Member of The Center of Direct Marketing at New York University, a member of the Advisory Trustees at Fairfield University in Connecticut, and a Trustee of St. Dominics R.C. Church in Oyster Bay, New York. We believe that Mr. Wood’s long and successful business career well qualifies him for service on our Board. He has experience in Internet marketing that has proved valuable to us and our subsidiary’s operations.

The Board believes that each Director’s experience, qualifications, attributes and skills should be evaluated on an individual basis and in consideration of the perspective such Director brings to the entire Board, with no single Director, or particular factor, being indicative of Board effectiveness. There are no family relationships between any director, executive officer or any person nominated or chosen by the Board of Directors to become a director or executive officer, and no arrangements or understandings between any director and any other person pursuant to which such director was elected to our Board.

Our Board of Directors unanimously recommends a vote “FOR” the election by our Class A common stockholders of the foregoing nominees for Director.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We also monitor new and proposed rules of the Securities and Exchange Commission (the “SEC”), the Nasdaq Stock Market (the “Nasdaq”) and other regulatory authorities. We may amend our governance policies and procedures when required by law, Nasdaq rules or when we otherwise deem it prudent to do so.

We have an Audit Committee and a Compensation Committee, both of which operate under a charter adopted by our Board. Our Audit Committee has procedures in place for the submission of complaints or concerns regarding our financial statement disclosures and other matters. We also have a written code of business conduct and ethics that applies to our directors, officers and employees, and also have a written code of ethics that applies to our principal executive and principal financial and accounting officers. Copies of any of these documents are available and will be furnished upon written request and without charge to beneficial owners of our Class A common stock by writing to: Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York, 10020.

Board Leadership Structure and Risk Oversight

We have always operated using a board leadership structure under which our Chief Executive Officer also serves as the Chairman of our Board of Directors. Since our formation, we have had only two persons serve as chief executive officer, with Mr. Lowell S. Dansker currently serving as our Chairman and Chief Executive Officer since August 2006. In these roles, Mr. Dansker has general charge, supervision and control of our business and affairs and is responsible generally for assuring that policy decisions of our Board are implemented as adopted. As part of his duties, Mr. Dansker is also responsible for overall strategic direction and planning and for performing such other duties as the Board may from time to time assign. As the Chairman of the Board, Mr. Dansker provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Independent Directors periodically review our leadership structure and believe, as a general matter, that this Board leadership structure has been appropriate for us, in that the combined role of Chairman of the Board and Chief Executive Officer has promoted unified leadership and direction for us, allowing for a single, clear focus for management to execute our strategy and business plan while contributing to an efficient and effective Board.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, credit, and liquidity, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. The Board’s role in the Company’s risk oversight process has not directly impacted its leadership structure.

Director Nominations Process

Our Board of Directors does not have a standing nominating committee and it believes that our director nomination policy has and continues to work efficiently without the need for a separate nominating committee. Candidates for director nomination for election by the holders of our Class A common stock are reviewed by those directors who qualify as “independent” directors, as such term is defined in the Nasdaq rules. Our Independent Directors are identified below under “Affirmative Determinations regarding Director Independence”.

Our Independent Directors will consider candidates recommended by our management and will also consider candidates recommended by any of our stockholders. There are no differences in the manner in which our Independent Directors would evaluate stockholder-recommended nominees, as compared with nominees obtained from other sources. Our Independent Directors develop the credentials and characteristics required of our board of directors and committee nominees in light of the composition of our board of directors and committees thereof, our business, operations, applicable legal and listing requirements, and other factors they consider relevant. We do not have a policy for considering diversity in identifying director nominees. Our Independent Directors review available information concerning the candidate, including their qualifications or criteria for Board membership and other factors that they deem relevant. Our Independent Directors will then recommend a slate of nominees for election by the holders of our Class A common stock to the full Board of Directors for review and approval.

Any of our stockholders may nominate one or more persons for election by the holders of our Class A common stock as a director at an annual meeting if the stockholder complies with the notice, information and consent provisions contained in our bylaws. In order for a director nomination to be timely, a stockholder’s notice to our Secretary must be delivered not less than 90 days nor more than 120 days in advance of the corresponding date of the proxy statement released to stockholders in connection with our prior year’s annual meeting of stockholders.

In the event that we set an annual meeting date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date was made, whichever occurs first. To be in proper form, a notice must also contain information concerning the proposed nominee, including: the name, age, business address and residence address of the person; the principal occupation of the person; the beneficial ownership of our shares of the person; and any other information related to the person that would be required to be filed in a proxy statement or other filings required to be made in connection with the solicitation of proxies. It should also be noted that, pursuant to an agreement with our regulator, we are required to give the Federal Reserve Board 30 days’ written notice before adding any member to our Board of Directors and our regulators have the power to disapprove prospective directors.

U.S. Treasury’s Ability to Appoint Directors

In December 2008, the Company issued and sold to the United States Treasury (the “Treasury”) 25,000 shares of its Series A Fixed Rate Cumulative Perpetual Preferred Stock, along with a ten year warrant to purchase 691,882 shares of the Company’s Class A common stock at $5.42 per share. This transaction, which is detailed in note 11 to our consolidated financial statements included in our 2011 Annual Report on Form 10-K, occurred pursuant to and is governed by the Treasury’s Capital Purchase Plan. The preferred stock currently carries a 5% cumulative annual dividend rate, payable quarterly. Failure to pay a total of six preferred stock dividends, whether or not consecutive, gives the Treasury the right to elect two directors to the Company’s Board of Directors. That right continues until the Company pays all dividends in arrears. As a result of being prohibited from paying dividends on its capital stock by the Company’s primary regulator, the Company deferred its sixth preferred dividend payment in June 2011. The Treasury has not yet elected any directors to serve on our Board. However, the Treasury has indicated to us that it intends to appoint two directors to our Board sometime during 2012. Our Class A common stockholders are not entitled to vote on these appointments.

Affirmative Determinations Regarding Director Independence

Our Board of Directors has determined that each of the following directors is an “independent” director as such term is defined in Nasdaq Marketplace Rule 5605(a)(2): Michael A. Callen; Paul R. DeRosa; Wayne F. Holly; Lawton Swan, III; Thomas E. Willett; and Wesley T. Wood. In this proxy statement, these six directors may be referred to individually as an “Independent Director” and collectively as “Independent Directors.” A director is considered independent only if the director does not have, and generally has not had in the most recent three years, any material relationships with us or our subsidiaries, including any affiliation with our independent auditor. Our Board of Directors has also determined that each member of our Audit Committee meets the heightened independence requirements applicable to our Audit Committee prescribed by the Nasdaq rules and the rules of the SEC. The Board further determined that Michael A. Callen and Paul R. DeRosa, members of our Audit Committee, are “Audit Committee Financial Experts,” as such term is defined in applicable SEC rules.

Communications with the Board and Audit Committee

We have a procedure in place to facilitate communications to our Board by our stockholders. Under the process approved by the Board, our Secretary reviews all correspondence addressed to our Board of Directors or any individual member of the Board, and will forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or any of its Committees or that is otherwise determined to require the Board’s attention. The procedure allows our Directors at any time to review a log of all correspondence received by us that are addressed to the Board or individual members of the Board and request copies of such correspondence. Individuals may communicate with the Board by writing to Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York 10020. Concerns related to our accounting, internal controls or auditing matters are immediately brought to the attention of our Audit Committee and are handled in accordance with procedures established by the Audit Committee. Individuals may communicate with our Audit Committee by writing to: Chairman of Audit Committee, Michael A. Callen, 3690 Oakwood Drive, Park City, Utah 84060.

Meetings of the Board of Directors and Committees

Our Board of Directors as well as our subsidiary’s Board and various committees of those Boards meet throughout the year and also through telephone conferences and other communications with the Chairman and others as needed. Our Board of Directors held nine meetings in 2011 while the Board of Directors for our subsidiary met 13 times in 2011. The Independent Directors met at regularly scheduled executive sessions without our management. During the period that each director served as such, all of our directors attended at least 75% of the total meetings held during 2011 by our Board of Directors and by the Committees on which they served. We do not have a policy that requires members of the Board to attend our annual meeting of stockholders. Three members of the Board attended last year’s annual meeting of stockholders.

Committees of Our Board of Directors

The Board has established an executive committee, an audit committee, a compensation committee, a risk committee and an investment committee, whose members are appointed by the Board. Each committee has a written charter which sets forth the committee’s purpose, membership criteria, powers and responsibilities. Each charter, where applicable, is intended to and we believe does comply with the requirements of Nasdaq and applicable SEC rules and regulations adopted under the Sarbanes-Oxley Act and the Dodd-Frank Act. Copies of the audit committee and compensation committee charters are available on our website at www.intervestbancsharescorporation.com and are available in print, at no cost, to any stockholder who requests a copy at the address listed above.

Executive Committee. Members are Lowell S. Dansker, Chairman, Michael A. Callen and Stephen A. Helman. The executive committee acts for the Board of Directors between board meetings, except to the extent limited by our bylaws or Delaware law. In addition, the Board of Directors for our subsidiary has a standing Executive Committee that exercises all of the power of the Board of Directors of that subsidiary between their meetings and the members are Lowell S. Dansker, Chairman, Michael A. Callen and Wayne F. Holly. Both of these committees did not hold any meetings in 2011.

Audit Committee. Members are Michael A. Callen, Chairman, Paul R. DeRosa, and Lawton Swan, III. The members of the Audit Committee are Independent Directors under applicable Nasdaq and SEC rules. The Audit Committee, which considers matters pertinent to us and our subsidiary, held five meetings in 2011.

As set forth in more detail in its charter, the Audit Committee’s primary responsibilities fall into four broad categories: (1) monitoring the preparation of our quarterly and annual financial statements by our management, including providing direct communication between our Board of Directors and our internal and external auditors; (2) overseeing the relationship between us and our outside auditor, including recommending their appointment or removal, reviewing the scope of their audit services and related fees, as well as any other services that may be provided to us, and determining whether the outside auditor is independent; (3) overseeing the internal and external audit function; and (4) certain compliance oversight responsibilities, including monitoring the design and maintenance of our system of internal accounting and financial reporting controls as well as review and approval of any related party transactions. The Audit Committee’s activities during 2011 are described in the Report of the Audit Committee contained in this proxy statement.

Compensation Committee. Members are Wesley T. Wood, Chairman, Michael A. Callen and Paul R. DeRosa. All members are Independent Directors under the Nasdaq corporate governance rules. This committee held three meetings in 2011. As set forth in more detail in its charter, the Compensation Committee is responsible for making recommendations to the full Board concerning our Director and executive officer compensation and for general oversight of the compensation and benefit programs for all of our employees, including the employees of our subsidiary.

Risk Committee. Members are Lawton Swan, III, Chairman, and a member of our senior management. This committee (which met seven times in 2011) is responsible for assessing the insurance risks associated with our activities and with our subsidiary’s loan portfolio and other physical risks associated with our operations.

Investment Committee. Members are Paul R. DeRosa, Chairman, Wayne F. Holly, Michael A. Callen, Lowell S. Dansker and a member of our senior management. This committee was established in February 2012 and its primary purpose is to assist the Board in reviewing investment policies, strategies, transactions and performance of the Company and our subsidiary.

Other Committees. Our subsidiary’s Board of Directors has a loan committee, compliance committee and asset and liability management committee, whose members are appointed by our subsidiary’s Board of Directors.

The Loan Committee (which met 28 times in 2011) consists of Lowell S. Dansker, Chairman, Paul R. DeRosa and Wesley T. Wood, and is responsible for the review and approval of loans made in conformity with our subsidiary’s board-approved loan policies.

The Compliance Committee (which met 13 times in 2011) consists of Thomas E. Willett, Chairman, Wayne F. Holly and Lawton Swan, III, and is responsible for monitoring and coordinating compliance with a formal agreement between our subsidiary and the Office of the Comptroller of the Currency (“OCC”) and to submit progress reports thereon to the OCC.

The Asset and Liability Management Committee (which met 11 times in 2011) consists of Paul R. DeRosa, Chairman, Wayne F. Holly and members of senior management, and oversees the asset and liability (interest rate risk) position, liquidity and funds management, and investment portfolio of our subsidiary.

The sections in this proxy statement entitled “Director Compensation” and “Executive Compensation - Compensation Discussion and Analysis” includes a description of our processes and procedures for the consideration and determination of our director and executive compensation, including a discussion of the roles of any executive officer or compensation consultant in determining and recommending the form or amount of compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee had any relationship with us or our subsidiary requiring disclosure under applicable SEC rules regarding Compensation Committee interlocks and insider participation in compensation decisions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

We, the Audit Committee of the Board of Directors of the Company, are directors who meet the Nasdaq standards for independence. Each of us also meets the SEC requirements for audit committee member independence and we operate under a written charter adopted by the Board of Directors.

We met with the Company’s management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discussed these matters with the Company’s independent auditor, Hacker, Johnson & Smith, P.A., P.C., appropriate Company financial personnel and our subsidiary’s internal auditor, P&G Associates.

We discussed with the Company’s senior management and independent auditor the process used for certifications by the Company’s principal executive officer and principal financial officer, which are required for certain of the Company’s filings with the SEC. We met privately at our regularly scheduled committee meetings with both the independent auditor and the internal auditor, as well as with the Company’s principal financial officer and the Company’s counsel, each of whom has unrestricted access to us.

We reviewed with management and the independent auditor, the Company’s audited financial statements, and met separately with both management and the independent auditor to discuss and review those financial statements and reports prior to issuance. Management has represented and the independent auditor has confirmed to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditor audited the annual financial statements prepared by management and expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles. In addition, the independent auditor audited management’s assessment that the Company maintained effective internal control over financial reporting. The independent auditor discussed with us any issues they believed should be raised with us.

We appointed Hacker, Johnson & Smith, P.A., P.C. as the independent auditor for the Company and our subsidiary for 2012 after reviewing the firm’s performance and independence from management. We received from and discussed with them written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) relating to that firm’s communications with us concerning independence from the Company. We also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. We monitored the auditor’s independence by reviewing audit and non-audit services performed by the independent auditor and by discussing with the independent auditor their independence. The Audit Committee has reviewed and approved the amount of fees paid to the independent auditor for audit and tax preparation services. The Audit Committee concluded that the provision of services by the independent auditor is compatible with the maintenance of their independence.

Relying on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Audit Committee: Michael A. Callen (Chairman), Paul R. DeRosa, Lawton Swan, III

DIRECTOR COMPENSATION

The Company uses both cash compensation and equity incentive awards to attract and retain qualified candidates to serve on its Board. In setting director compensation, the Company considers the demands that have been placed and will continue to be placed on the directors and the skill-level required by its directors. All of our directors are also directors of our subsidiary. Except as denoted in the notes to the table that follows, all directors receive fees for attending meetings of each Board and their respective committees. Such fees are evaluated and adjusted periodically by our Board based on the evaluation by and recommendation of the Compensation Committee. Directors are also eligible to receive stock options and restricted stock grants under our Long Term Incentive Plan. All non-employee directors are also entitled to reimbursement of reasonable out-of-pocket travel related expenses incurred in the performance of their duties as board members.

The fees payable to our directors for each meeting attended in 2011 are noted in the table that follows.

Chairman of both Boards of Directors (1)	$4,000
Other members of both Boards of Directors (1)	$1,250
Chairman of all Board Committees (2)	$1,000
Other members of all Board Committees (2)	$750

(1)	The same fee is paid for each Board meeting of Interest National Bank attended by directors. Mr. Olsen (director of the Bank only) and Mr. Helman do not receive fees for attending any director or committee meetings. Mr. Dansker received fees for attending both director and committee meetings in 2011, the total of which is reflected in the “Executive Compensation Summary Table” in this proxy statement.
(2)	The Audit Committee Chairman and the other members of the Audit Committee receive $3,500 and $1,500, respectively, and the Risk Committee Chairman receives $2,500.

The following table sets forth information concerning all compensation awarded to, earned by or paid to our non-employee directors in 2011.

Name of Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (2)	Non- Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.	Total
Michael A. Callen	$41,000	—	—	—	—	—	$41,000
Paul R. DeRosa	$65,500	—	—	—	—	—	$65,500
Wayne F. Holly	$44,250	—	—	—	—	—	$44,250
Lawton Swan, III	$61,000	—	—	—	—	—	$61,000
Thomas E. Willett	$46,750	—	—	—	—	—	$46,750
Wesley T. Wood	$50,250	—	—	—	—	—	$50,250

	$308,750	—	—	—	—	—	$308,750

(1)	Represent total fees paid in cash to directors for attending board and committee meetings as per the fee table above.
(2)	There were no stock or option awards made in 2011.

Although no equity incentives were granted to non-employee directors in 2011, on January 19, 2012, the Board approved restricted stock awards to the non-employee directors. Each non-employee director was awarded 40,000 shares of Class A common stock, which shares will vest on January 19, 2013, provided that the director is still serving as a member of the Board of Directors at that date. Ownership may vest earlier upon the death or disability of the director, or upon a change of control of the Company. These awards were made under our existing, shareholder-approved equity incentive plan and were based on a recommendation by our Compensation Committee. The awards reflect the substantial additional commitments of time and effort required of the non-employee directors in the most recent year and which is expected to continue during 2012. The total value of each award on the grant date was $116,000 based on the closing price of our Class A common stock of $2.90 per share.

In addition, beginning with meetings held in 2012, fees payable for attendance at each meeting will increase as follows: non-employee members of both Boards from $1,250 to $1,575 and non-employee members of all Board committees from $750 to $950. All other fee payments remained unchanged from those noted in the table above. Additionally, our Chairman, Lowell S. Dansker, is no longer eligible to receive fees for attending Board or Committee meetings effective January 1, 2012.

The following table presents the number of shares subject to outstanding and unexercised option awards held by each of our non-employee directors as of December 31, 2011.

Name	Option Grant Date	Exercisable	Unexcercisable	Option Exercise Price	Option Expiration Date
Michael A. Callen	Dec 13, 2007	6,600	—	$17.10	Dec 13, 2017
	Dec 11, 2008	6,600	—	$7.50	Dec 11, 2018
	Dec 10, 2009	4,400	2,200	$4.02	Dec 10, 2019

Paul R. DeRosa	Dec 13, 2007	6,900	—	$17.10	Dec 13, 2017
	Dec 11, 2008	6,900	—	$7.50	Dec 11, 2018
	Dec 10, 2009	4,600	2,300	$4.02	Dec 10, 2019

Wayne F. Holly	Dec 13, 2007	6,000	—	$17.10	Dec 13, 2017
	Dec 11, 2008	6,000	—	$7.50	Dec 11, 2018
	Dec 10, 2009	4,200	2,100	$4.02	Dec 10, 2019

Lawton Swan, III	Dec 13, 2007	6,300	—	$17.10	Dec 13, 2017
	Dec 11, 2008	6,300	—	$7.50	Dec 11, 2018
	Dec 10, 2009	4,200	2,100	$4.02	Dec 10, 2019

Thomas E. Willett	Dec 13, 2007	6,000	—	$17.10	Dec 13, 2017
	Dec 11, 2008	6,000	—	$7.50	Dec 11, 2018
	Dec 10, 2009	4,000	2,000	$4.02	Dec 10, 2019

Wesley T. Wood	Dec 13, 2007	6,600	—	$17.10	Dec 13, 2017
	Dec 11, 2008	6,600	—	$7.50	Dec 11, 2018
	Dec 10, 2009	4,400	2,200	$4.02	Dec 10, 2019

The following table provides a summary of restricted stock awards outstanding that were held by each of our non-employee directors as of December 31, 2011.

Name	Stock Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Michael A. Callen	Dec 9, 2010	15,000	$39,750
Paul R. DeRosa	Dec 9, 2010	15,000	$39,750
Wayne F. Holly	Dec 9, 2010	15,000	$39,750
Lawton Swan, III	Dec 9, 2010	15,000	$39,750
Thomas E. Willett	Dec 9, 2010	15,000	$39,750
Wesley T. Wood	Dec 9, 2010	15,000	$39,750

(1)	The restricted stock awards will vest on December 9, 2013, the third anniversary of the date of grant provided that, on such date, the grantee is still serving as a member of our Board of Directors. Ownership may vest earlier upon the Director’s death or disability or upon a change in control of the Company.
(2)	Market value was calculated by multiplying the closing market price of our Class A common stock on December 31, 2011 of $2.65 by the number of shares of stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction. We welcome the opportunity to share this Compensation Discussion and Analysis with our stockholders. We understand that investors have a strong interest in executive compensation, with a specific focus on our Named Executive Officers (NEOs), comprised of our CEO, CFO, and our three other most-highly compensated officers, all of whom are identified in the “Executive Summary Compensation Table” that follows this discussion. Information concerning the principal occupation and business experience during at least the last five years of our NEOs can be found in the section regarding the election of directors in this proxy statement for Mr. Dansker and Mr. Helman, and under the caption “Executive Officers and Other Significant Employees” in our Annual Report on Form 10-K for the year ended December 31, 2011 for Mr. Arvonio, Mr. Olsen and Mr. Hoffmann.

Our executive compensation programs have remained substantially the same for several years. We believe that our programs are effectively designed and working well in alignment with the interests of our stockholders and are consistent with our business strategy. In determining executive compensation for 2011, the Compensation Committee considered the overwhelming stockholder support that the proposal to approve our executive compensation received at our May 19, 2011 annual meeting of stockholders. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation, and will continue to consider stockholder concerns and feedback in the future.

The remainder of this section discusses: our compensation process and Compensation Committee procedures; our objectives and elements of our executive compensation; our recent decisions regarding compensation; and recent legislation and regulations related to executive compensation.

Oversight. The Compensation Committee of our Board of Directors operates under a written charter adopted by the Board of Directors and oversees the compensation paid to our executive officers. Among its responsibilities, the Compensation Committee reviews the performance of our Chairman and Chief Executive Officer and our other executive officers, as well as the executive officers of our subsidiary, and makes recommendations concerning the compensation levels of those officers. The Compensation Committee is composed entirely of independent, non-management members of the Board of Directors.

Objectives of Executive Compensation. The objectives of our executive compensation program are to attract, motivate and retain highly talented individuals and to encourage a focus on longer-term company-wide success. The Compensation Committee periodically reviews the competitiveness of our executive compensation in order to evaluate whether it is achieving the desired goals and objectives. Our executive compensation program is principally designed to give executives incentives to focus on and achieve our business objectives. Key elements of our executive compensation program are normally comprised of competitive base salaries, annual cash bonuses and, from time to time, equity based awards. We believe that our executive compensation policies and practices, as well as those applicable to our directors and all of our other employees, do not create incentives that will pose substantial risk to our company or to the management of that risk.

Competitive Factors. In determining the compensation levels of our executive officers, the Compensation Committee takes into account competitive market data from the banking industry as a whole and focuses on institutions of a size similar to us. Although the Compensation Committee has not historically established specific targets in relation to peer group compensation, it has taken into account the total compensation paid to executive officers by our competitors. Information regarding pay practices at other companies in the financial sector is useful because we recognize that our compensation must be competitive in the marketplace and it also assists us in assessing the overall reasonableness of our compensation.

Elements of Compensation. Our executive compensation has historically consisted of four components: base salary, annual cash incentives (bonuses), employee benefits and, from time to time, certain equity based incentives. Base salary is designed to provide competitive levels of compensation to our executive officers based upon the responsibilities assigned to them and taking into account their experience and qualifications. We have established base salaries at levels we consider appropriate to recruit and retain executives and which we believe are competitive with those paid by similar institutions. Our Compensation Committee reviews base salaries on an annual basis to take into account changes in responsibilities and the individual performance of our executives.

Annual cash bonus payments are intended to recognize individual accomplishments, as well as consider the overall performance of our company during the year. Bonus payments normally have not constituted a significant percentage of total executive compensation. Awards of annual cash bonuses are not based upon the attainment of pre-established targets or other measurable criteria, but have been determined based on the Company’s and employee’s individual performance and other factors determined relevant by our Compensation Committee, including in the case of all other executive officers, the recommendations of our Chairman. As discussed later in this section, legislative restrictions applicable to us have prohibited the payment of cash bonuses to our NEOs in recent years and no such bonus payments have been made to them since 2008.

We have a Long Term Incentive Plan in place that allows our Compensation Committee to make various awards from time to time, including equity incentives in the form of options to purchase our Class A common stock or grants of restricted shares of our Class A common stock, to all of our full time employees, including our executive officers and directors, as selected by the Compensation Committee to receive such awards. We believe that the Plan has helped us attract and retain employees by providing us with the flexibility to award incentives to achieve our longer-range goals.

We also believe that these awards align the employees’ interests with those of our stockholders through long-term ownership of our stock. Awards under the Plan normally constitute longer-term, variable compensation, which we believe will reward effective long-term management decision-making. Awards of restricted stock are subject to a risk of forfeiture and normally vest over a period of time, serving as an incentive to the award recipient to continue employment and be productive. As discussed later in this section, we are subject to certain legislative restrictions that prohibit our NEOs from receiving cash bonuses or option awards and no such awards have been made to them since 2008. However, in January 2012, we did grant awards of restricted stock to our NEOs as discussed in greater detail below. The Compensation Committee has not set minimum stock ownership levels for any executive officer and it does not coordinate the timing of equity awards with the release of material non-public information.

We also provide various benefits to all of our eligible employees, including executive officers, which include group life insurance, health insurance and a 401(k) Plan. The 401(k) Plan is a tax-qualified profit sharing plan under the Internal Revenue Code, and eligible employees meeting certain length of service requirements may make tax deferred contributions subject to certain limitations. We make discretionary matching contributions of up to 4% of employee compensation, which vest to the employee over a five-year period.

Perquisites and other benefits have not represented a significant part of total compensation for any of our executive officers, and are usually made available to a limited number of executive officers. The primary perquisites are the expense reimbursement allowance granted to our Chairman, which is presently in the amount of $1,036 per month and was established as a reasonable estimation of normal recurring expenses likely to be incurred by him in performing his duties. He is also entitled to the unlimited use of a car at our expense.

From time to time, our Compensation Committee may engage a compensation consulting firm to provide advice and guidance concerning the competitive market value of specified executive positions and to provide advice concerning potential stock option awards to executive officers and others. The consultants provide guidance concerning the compensation paid to similarly situated executives in the financial services industry. Based on a review of a variety of published data, including the proxy statements of peer organizations selected by the consultant, the consultants furnish our Compensation Committee information concerning the competitive ranges of base and total compensation for each of the selected positions and the Compensation Committee considers that information in formulating its recommendations to the Board related to base salary adjustments and bonus awards. The consultants also provide advice to the Compensation Committee concerning the committee’s proposals and recommendations related to equity grants. No such consultants were engaged in 2011.

Post-Termination Compensation. We currently do not offer pension or post-employment benefits to our employees, except with respect to our Chairman who has contractual entitlements under a ten-year employment agreement with us that expires in 2014. The agreement provides him with certain severance, disability and death benefits. The employment agreement is described in greater detail under the caption “Employment Agreements” in this proxy statement.

Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all final recommendations to our Board of Directors for the compensation paid to our Chairman and to our other executive officers. The Chairman annually reviews the performance of all our other executive officers and presents his conclusions and recommendations to the Compensation Committee for its consideration and approval. The Compensation Committee has authority to exercise its discretion in modifying any such recommendation.

Changes in Executive Compensation. The Compensation Committee continually evaluates our executive compensation programs. The Compensation Committee, from time to time, with the assistance of a consultant if necessary, undertakes a comprehensive review of the company’s compensation programs and policies. In that regard, the Compensation Committee continually reviews the general elements of each executive officer’s compensation and makes adjustments as needed to ensure that it is consistent with our compensation philosophy and fairly reflects individual performance and the overall performance of our company.

Tax Considerations. It has been the Compensation Committee’s intent that all compensation payments be tax deductible to the Company, unless such deductibility would undermine our ability to meet our objectives. In that regard, the Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code as amended. Section 162(m) does not permit publicly held companies like us to deduct compensation paid to certain executive officers (the Chief Executive Officer and the next four most highly compensated officers) to the extent that the amount of the compensation payable to the covered employee for the taxable year exceeds $1 million. Compensation payable under a performance-based compensation plan that is approved by stockholders at least once every five years is not subject to this deduction limitation, so long as the plan complies with the other requirements of Section 162(m). Section 162(m) was recently amended to prohibit institutions such as us who have participated in the U.S. Treasury’s Capital Purchase Program from deducting compensation paid to each of our NEOs that is in excess of $500,000 (as opposed to the $1 million limit previously applicable). Furthermore, performance-based compensation and commissions which were previously excluded from this ceiling is now included in the calculation of the $500,000 threshold.

We believe that all of the compensation paid to our executive officers in 2011, except for that paid to our Chairman, qualified for a tax deduction in computing our taxable income. With respect to our Chairman, the portion of his contractual compensation in excess of $500,000 did not qualify for a deduction and the Company’s provision for income tax expense has been computed accordingly. The deductibility limit under the Capital Purchase Program has increased the overall after tax cost of our executive compensation with respect to our Chairman, and we will remain subject to the executive compensation restrictions described above for as long as we are a participant in the Capital Purchase Program.

Effects of Legislation and Regulation on Our Executive Compensation. In October 2008, the U.S. Department of Treasury created a program under the Emergency Economic Stabilization Act of 2008 (“EESA”), whereby the Treasury made preferred stock investments in participating financial institutions (the “Capital Purchase Program” or “CPP”). The program was designed to attract broad participation by healthy institutions to stabilize the financial system and increase lending for the benefit of the U.S. economy. As described earlier in this proxy statement and in note 11 to our consolidated financial statements included in our 2011 Annual Report on Form 10-K, in December 2008 we were selected to participate in the CPP and we sold our preferred stock and a common stock purchase warrant to the U.S. Treasury for a total capital investment of $25 million from the Treasury.

As a result of this transaction, we are, for as long as the Treasury holds any of our securities, subject to certain executive compensation requirements under EESA, Treasury Department regulations and the contract pursuant to which we sold our preferred stock. Those requirements apply to what the Treasury refers to as our Senior Executive Officers (SEOs), which are the individuals identified as NEOs in our Executive Summary Compensation Table in this proxy statement. In February 2009, the American Reinvestment and Recovery Act of 2009 (“ARRA”) was enacted and amended EESA. ARRA continued all the same compensation and governance restrictions in EESA and added substantially to the restrictions in several areas and created more regulations.

We believe we have fully complied with the requirements of EESA. Those requirements are as follows:

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Prohibition on Certain Types of Compensation. EESA prohibits us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of our financial institution. It also prohibits us from implementing any compensation plan that would encourage manipulation of our reported earnings in order to enhance the compensation of any of our employees.

•

Risk Review. EESA requires our Compensation Committee to meet with our senior officers at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to us posed by such plans. The review is intended to better inform the Committee of the risks posed by the plans and ways to limit such risks. The Committee has performed this review and its conclusions are included in its report which appears at the end of this section. Specifically, the Committee’s report includes its certifications that our compensation plans do not encourage our SEOs to take unnecessary and excessive risks that threaten the value of our company, and that the plans do not encourage manipulation of our reported earnings in order to enhance the compensation of any of our employees.

•

Bonus Prohibition. EESA prohibits the payment or accrual of any “bonus, retention award, or incentive compensation” to our five SEOs. The prohibition includes several limited exceptions, including payments under enforceable agreements that were in existence as of February 11, 2009 and limited amounts of “long-term restricted stock” as discussed below. We have performed a review of our compensation arrangements and have complied with all requirements of EESA for 2011.

•

Limited Amount of Long Term Restricted Stock Excluded from Bonus Prohibition. EESA permits us to pay a limited amount of “long-term” restricted stock. The amount is limited to one-third of the total annual compensation of the employee. EESA requires such stock to have a minimum 2-year vesting requirement and be subject to transfer restrictions that lapse in 25% increments as the CPP-related obligation is repaid.

•

Golden Parachutes. EESA prohibits any severance payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason. EESA provides an exception for amounts that were earned or accrued prior to termination, such as normal retirement benefits.

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Clawback. EESA requires us to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. This requirement applies to the five SEOs and the next 20 most highly compensated employees. We have instituted such a policy.

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Limit on Tax Deduction. We contractually agreed to abide by a provision of EESA and Treasury Department regulations which limits our tax deduction for compensation paid to any SEO to $500,000 annually. This provision amended the Internal Revenue Code by adding a new Section 162(m)(5), which imposes a $500,000 deduction limit. In addition, prior to the amendment, certain performance based compensation paid under shareholder approved plans did not count toward such deduction limit. EESA and Section 162(m)(5) eliminate that exclusion. We discuss the effect of this provision in greater detail above under the heading “Tax Considerations.”

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Shareholder “Say-on-Pay” Vote Required. EESA requires us to include annually a non-binding shareholder advisory vote concerning the compensation of our executives as disclosed in this proxy statement. We have included such a say-on-pay proposal in this proxy statement so that our shareholders’ views on our executive compensation may be considered by our Directors and the Compensation Committee, and by our management.

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Policy on Luxury Expenditures. EESA required us and we have implemented a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. Such policy has been filed with the Treasury and is available for viewing at www.intervestbancsharescorporation.com.

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Reporting and Certification. EESA requires our CEO and CFO to provide a written certification of compliance with the executive compensation restrictions in EESA in our annual report. These certifications have been included in our 2011 Annual Report on Form 10-K as Exhibits 99.1 and 99.2, respectively. EESA also requires certain disclosures and certifications by the Compensation Committee, which it makes in its report which is provided at the end of this section.

On June 21, 2010, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation jointly issued comprehensive final guidance designed to ensure that incentive compensation policies do not undermine the safety and soundness of banking organizations by encouraging employees to take imprudent risks. The Guidance finalizes the proposal issued by the Federal Reserve in October 2009.

The guidance includes three principles: 1) incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the banking organization; 2) a banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements; and 3) banking organizations should have strong and effective corporate governance to help ensure sound compensation practices. The guidance applies to us under the Federal Reserve’s power to regulate the safety and soundness of all financial institutions. Much of this guidance is very similar to our requirements under EESA and we believe we are in compliance with such guidance.

Summary. The Compensation Committee reviewed all of the components of our 2011 executive officers’ compensation, including the compensation of our Chairman. The Committee believes that each person on our executive management team continued to demonstrate exceptional management skills and a dedicated work ethic while dealing with the continued negative effects on our banking and real estate lending business of a weak economy, high unemployment rate, increased commercial vacancy rates and lower commercial real estate values in 2011. These factors as well as heightened oversight from banking regulators, both on us specifically and on the banking industry in general, over the last several years have made the success of and ultimate profitability of our type of business more difficult to achieve and has necessarily demanded more time and effort from our management team in addition to their normal everyday responsibilities.

Our results of operations for 2011 rebounded dramatically from 2010 primarily due to lower levels of nonperforming and problem assets and associated provisions for loan and real estate losses and other related carrying expenses. These improvements were largely brought about by the hard work and successful steps undertaken by our senior management to expedite the resolution of such assets since March 2010. We reported net earnings of $9.5 million in 2011 compared to a net loss of $55.0 million in 2010. Our total nonperforming and problem assets are down substantially from a high of $274 million, or 12% of total assets, at March 31, 2010, compared to $99 million and 5% at December 31, 2011. Our management continues to take steps to resolve these remaining assets, improve overall credit quality, achieve full compliance with regulatory directives and enhance our profitability. The Compensation Committee noted our progress and success in achieving strategic objectives, in particular with regard to increasing capital and maintaining liquidity, expense control and credit and regulatory risk management.

We believe that the aggregate compensation paid to each of our executive officers in 2011 is reasonable and not excessive and has also been consistent with our overall compensation objectives and policies and has also enabled us to retain and motivate our management team to date. With that being said, we also believe that the compensation restrictions discussed earlier in this section have made and will continue to make it more difficult to recruit and retain executives for all financial institutions who are subject to such restrictions.

There were no equity awards made in 2011 to our NEOs. However, in light of the aforementioned factors and in recognition of the hard work of our senior management, and to help ensure their continued service to us, on January 19, 2012, our Board of Directors, based on the recommendation of its Compensation Committee, granted long-term restricted Class A common stock awards to each of our NEOs as follows: Mr. Dansker: 100,000 shares (market value $290,000); Mr. Olsen: 50,000 shares (market value $145,000); Mr. Helman: 10,000 shares (market value $29,000); Mr. Arvonio:10,000 shares (market value $29,000); and Mr. Hoffmann 5,000 shares (market value $14,500). Ownership of the shares vests in two installments, with two thirds vesting on the second anniversary of the grant date and the remaining one third on the third anniversary of the grant date, subject to the officer’s continued employment with us and subject to accelerated vesting upon the death or disability of the officer or upon a change in control of the Company. Upon vesting, the shares of stock will also be subject to the TARP restrictions on transfer until we repay all or a portion of our outstanding TARP investment held by the U.S.Treasury. The market value of the stock awards was based on the closing market price of the Class A common stock on the grant date of $2.90 per share.

Report of the Compensation Committee of the Board of Directors

In accordance with its written charter, the Compensation Committee evaluated the performance of and determined the compensation for our Chief Executive Officer and approved the compensation structure for our senior management. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee certifies that it has reviewed with management our senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of our company. The Compensation Committee performs this review at least every six months. Because base salaries constitute the most significant percentage of our executives’ total compensation, the Committee concluded that this tends to discourage unnecessary risk taking by executive officers. In addition, annual cash bonuses when permitted to be paid are normally determined at or near the end of the calendar year at the discretion of the Committee and the Committee can determine not to grant such awards if it determines that any executive has caused the Company to incur excess risks. Equity incentives awarded to our executives do not in the view of the Committee encourage unnecessary risk because they are designed to focus the executives’ attention on the long-term interests of our Company. The Compensation Committee concluded that the overall compensation paid to our senior executives does not encourage unnecessary or excessive risk taking by those executives.

Compensation Committee: Wesley T. Wood (Chairman), Michael A. Callen, Paul R. DeRosa

Proposal Two: ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION.

As discussed earlier under the section “Executive Compensation”, we are providing you the opportunity, as a stockholder, the right to vote for or against the following resolution:

“RESOLVED, that our stockholders approve, on an advisory basis, the compensation of our executives as described in the Compensation Discussion and Analysis and in the tabular disclosures regarding our Named Executive Officers (together with accompanying narrative disclosures) in this proxy statement.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation policies and practices described in this proxy statement. Because the vote is advisory, it will not be binding upon our Board and may not be construed as overruling any decision made by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future compensation arrangements. We believe that our compensation policies and procedures are aligned with the long-term interests of our stockholders. These policies and procedures are described under the section “Executive Compensation” and the related disclosures regarding executive compensation in this proxy statement. The Compensation Committee, composed entirely of Independent Directors, in consultation with consultants from time to time, oversees our compensation programs and monitors policies to ensure that those policies are appropriate. The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote of a majority of the votes cast at the meeting.

Our Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of our Executive Compensation.

SEC regulations require most public companies to conduct a shareholder advisory vote on executive compensation and separate shareholder vote to determine how often a company will conduct such shareholder advisory votes (so-called “say-on-frequency”). Under these regulations, companies like us that still have outstanding obligations under TARP and therefore must already hold an annual shareholder advisory vote on executive compensation are not required to conduct a say-on-frequency vote until they are no longer subject to the EESA as a TARP recipient.

EXECUTIVE SUMMARY COMPENSATION TABLE

The following table sets forth information concerning all compensation awarded to, earned by or paid to our principal executive and financial officers and our three other most highly compensated executive officers, collectively referred to as “named executive officers” in this proxy statement, for all services rendered in all capacities to us and our subsidiaries during each of the past three fiscal years.

Name and Principal Position	Year	(1) Salary	Bonus	(2) Stock Awards	(2) Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(3) All Other Compensation	Total

Lowell S. Dansker, Chairman and Chief Executive Officer	2011	$1,034,684	—	—	—	—	—	$121,800	$1,156,484
	2010	$989,860	—	$235,000	—	—	—	$114,800	$1,339,660
	2009	$937,073	—	—	—	—	—	$104,725	$1,041,798

John J. Arvonio, Chief Financial and Accounting Officer	2011	$243,900	—	—	—	—	—	$ 9,360	$253,260
	2010	$241,120	—	$23,500	—	—	—	$ 9,645	$274,265
	2009	$231,000	—	—	—	—	—	$ 6,930	$237,930

Keith A. Olsen, President - Intervest National Bank	2011	$383,048	—	—	—	—	—	$ 9,800	$392,848
	2010	$381,634	—	$117,500	—	—	—	$ 9,800	$508,934
	2009	$363,461	—	—	—	—	—	$ 7,350	$370,811

Stephen A. Helman, Vice President and Secretary	2011	$257,740	—	—	—	—	—	$ 9,800	$267,540
	2010	$257,740	—	$58,750	—	—	—	$ 9,800	$326,290
	2009	$245,000	—	—	—	—	—	$ 7,350	$252,350

John H. Hoffmann, Vice President - Intervest National Bank	2011	$143,170	—	—	—	—	—	$ 5,749	$148,919
	2010	$143,721	—	$11,750	—	—	—	$ 5,727	$161,198
	2009	$139,000	—	—	—	—	—	$ 4,170	$143,170

(1)	This column includes base salary, vacation pay and expense allowance.
(2)	No restricted stock awards were made in 2011 or 2009 and no option awards were made in 2011, 2010 or 2009. A restricted Class A common stock award was made to certain employees and all directors on December 9, 2010. The above NEOs received shares of stock as follows: Mr. Dansker: 100,000; Mr. Arvonio: 10,000; Mr. Olsen: 50,000; Mr. Helman: 25,000; and Mr. Hoffmann: 5,000. The awards were unvested at December 31, 2011 and will vest fully on December 9, 2013, provided that the officer provides substantial services and remains in continuous employment with us. Ownership may vest earlier upon the NEO’s death or disability or upon a change in control of the Company. For purposes of the above table, the total value of the stock awards presented is calculated by multiplying the number of shares awarded by $2.35, reflecting the closing price of the Class A common stock on the grant date. See the section “Executive Compensation” in this proxy statement under the sub-heading “Summary” for a discussion of restricted stock awards granted in January 2012.
(3)	Includes director and committee fees for Mr. Dansker as follows: $112,000 in 2011, $105,000 in 2010 and $97,375 in 2009. No other NEO was eligible for director and committee fees. The remaining amounts in this column represent matching contributions made by us to the NEO’s account in our 401(k) plan.

STOCK OPTION EXCERCISES, GRANTS AND OUTSTANDING EQUITY AWARDS

Exercises

No options were exercised in 2011 by any of our NEOs.

Grants

No option or stock grants were made in 2011 to any of our NEOs.

Outstanding Equity Awards at Year-End

The following table provides a summary of option awards outstanding at December 31, 2011 for the officers named in the Executive Summary Compensation Table.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
		Exercisable	Unexcercisable
Lowell S. Dansker	Dec 13, 2007	18,600	—	—	$17.10	Dec 13, 2017
	Dec 11, 2008	18,600	—	—	$7.50	Dec 11, 2018

John J. Arvonio	Dec 13, 2007	5,670	—	—	$17.10	Dec 13, 2017
	Dec 11, 2008	5,700	—	—	$7.50	Dec 11, 2018

Keith A. Olsen	Dec 13, 2007	12,000	—	—	$17.10	Dec 13, 2017
	Dec 11, 2008	12,000	—	—	$7.50	Dec 11, 2018

Stephen A. Helman	Dec 13, 2007	10,770	—	—	$17.10	Dec 13, 2017
	Dec 11, 2008	10,770	—	—	$7.50	Dec 11, 2018

John H. Hoffmann	Dec 13, 2007	4,500	—	—	$17.10	Dec 13, 2017
	Dec 11, 2008	4,500	—	—	$7.50	Dec 11, 2018

The following table provides a summary of restricted stock awards outstanding at December 31, 2011 for the officers named in the Executive Summary Compensation Table.

Name	Stock Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Lowell S. Dansker	Dec 9, 2010	100,000	$265,000
John J. Arvonio	Dec 9, 2010	10,000	$ 26,500
Keith A. Olsen	Dec 9, 2010	50,000	$132,500
Stephen A. Helman	Dec 9, 2010	25,000	$ 66,250
John H. Hoffmann	Dec 9, 2010	5,000	$ 13,250

(1)	The restricted stock awards will vest on December 9, 2013, the third anniversary of the date of grant.
(2)	Market value was calculated by multiplying the closing market price of our Class A common stock on December 31, 2011 of $2.65 by the number of shares of stock.

Equity Compensation Plans

The following table summarizes information about our equity compensation plan at December 31, 2011.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans, excluding securities in column (a)
	(a)	(b)	(c)
Plan approved by stockholders	393,140	$8.75	323,360
Plan not approved by stockholders	—	—	—

EMPLOYMENT AGREEMENTS

We have a ten-year employment and supplemental benefits agreement with Mr. Lowell S. Dansker, our Chairman, that expires on June 30, 2014 unless terminated earlier upon thirty days’ prior notice by Mr. Dansker. Pursuant to the agreement, his annual base salary as of July 1, 2011, is $1,016,098 and is subject to annual increases effective July 1st of each year of the term of the agreement based on various criteria, but no less than 6% per year. In addition to his base salary, Mr. Dansker is entitled to receive such bonuses or incentive compensation as may, from time to time, be awarded by our Board of Directors so long as such awards or payments are not prohibited by reason of our participation in the U.S. Treasury Capital Purchase Program. He is also entitled to participate in our employee benefit programs to the extent he is eligible to participate and to five weeks paid vacation.

Mr. Dansker’s employment agreement also entitles him to an expense account, currently amounting to $1,036 per month, which increases annually each July 1st in the same proportion as the increase in his base salary for such year. We have agreed that such amount is a reasonable estimation of normal recurring expenses (other than travel expenses) likely to be incurred by Mr. Dansker in performing his duties for us and he is not required to account for those expenses. He is also entitled to an unlimited use of a car at our expense, reimbursement of travel expenses incurred by him in the performance of duties for us or our subsidiaries or affiliated entities, including travel in connection with attendance at conventions, trade associations and similar meetings. Mr. Dansker’s employment agreement also requires that we provide him with an office at our offices in New York City, which he can use in connection with his duties as our Chairman and for any other purposes as he may determine at no cost to him. Upon the expiration of the agreement, we are obligated to continue to provide Mr. Dansker with an office for a period of two years at our cost. If we cease to maintain our offices in Midtown Manhattan, City of New York, then Mr. Dansker will be entitled to an amount from us, as reasonably determined by him, reflecting the cost of an office and secretarial services in New York City. Mr. Dansker will also be entitled to an unlimited use of a car at our expense for a period of two years following the expiration of the agreement.

Mr. Dansker’s employment agreement also contains certain other provisions, including disability and death benefits and indemnification. In the event of Mr. Dansker’s disability, as defined in the agreement, or death, we will pay to Mr. Dansker’s wife or his estate, as applicable, a specified amount over a period equal to the greater of (i) three years, and (ii) the number of months remaining in the stated term of the agreement. The specified amount is equal to a percentage, 50% in the case of disability and 25% in the case of death, of Mr. Dansker’s monthly base salary had the agreement continued in force and effect. This amount (or the balance of any remaining amount if monthly payments have previously commenced due to disability) will, in the case of death, be paid to Mr. Dansker’s estate in a lump sum and will, for these purposes, be calculated on the basis of annual base salary increases at the rate of 6%. Subject to certain exceptions, we have agreed to indemnify Mr. Dansker to the fullest extent permitted by law against all losses, claims, damages or liabilities, including legal fees, disbursements, and any other expenses incurred in investigating or defending against any such loss, claim, damage or liability.

We currently do not have employment agreements with Mr. Olsen, Mr. Arvonio, Mr. Helman or Mr. Hoffmann. On December 8, 2011, the Board of Directors, upon the recommendation of its Compensation Committee, approved increases in the annual base salaries of these executive officers effective January 1, 2012 as follows: Mr. Olsen, $495,000; Mr. Arvonio, $250,000; Mr. Helman, $270,000; and Mr. Hoffmann, $145,670. These officers are also entitled to reimbursement of expenses incurred in the performance of the executive’s duties, medical and life insurance benefits, and such other incentive compensation or benefits as may from time to time be awarded by the Board of Directors so long as such awards or payments are not prohibited by reason of our participation in the U.S. Treasury Capital Purchase Program, as defined there in.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As more fully described in the previous section entitled “Employment Agreements”, we have an employment agreement with our Chairman and Chief Executive Officer, Lowell S. Dansker. Pursuant to the terms of his agreement, he is entitled to certain benefits upon termination of his employment and/or his disability or death. The maximum potential payments that would have been payable to Mr. Dansker as of December 31, 2011, upon designated situations outlined in his employment agreement, have been estimated and set forth in the table below.

We currently have no formal policy, plan or arrangement for payments to our remaining NEOs in connection with their termination of employment. However, we may in the future provide on a discretionary basis for similar payments depending on various factors we then consider relevant and if we believe it is in the Company’s best interests to do so.

Additionally, under the terms of our Long Term Incentive Plan, unless otherwise stated in a specific award agreement, upon the occurrence of a change of control of the Company (as that term is defined in the Plan) or if the NEO’s employment terminates because of death or disability, all outstanding unvested stock options then held by the NEO will become fully exercisable and all unvested restricted stock awards shall also be fully earned and vested. Our NEOs are also entitled to receive benefits generally available to all of our employees upon termination of employment, such as distributions of their earned Company-matching contributions from our 401(k) Plan and payment of earned and unused vacation time, and in the case of death, life insurance benefits from a third-party provider, the amounts of which are not shown in the table below.

The amounts shown in the following table assume that our NEOs terminated employment with us effective December 31, 2011 as per the scenarios denoted in the table.

Name	Termination Scenario	Total Value	Severance/Benefits Payable		Long Term Incentive Plan
					Stock Options (1)	Restricted Stock (2)
Lowell S. Dansker	Voluntary/For Cause	$2,967,000	$2,967,000	(3)	—	—
	Disability	$1,931,000	$1,666,000		—	$265,000
	Retirement	—	—		—	—
	Death	$1,098,000	$833,000		—	$265,000
	Not For Cause	$2,967,000	$2,967,000	(3)	—	—
	Change in Control	$3,232,000	$2,967,000	(3,4)	—	$265,000

John J. Arvonio	Disability/Death/Change in Control	$26,500	—		—	$26,500

Keith A. Olsen	Disability/Death/Change in Control	$132,500	—		—	$132,500

Stephen A. Helman	Disability/Death/Change in Control	$66,250	—		—	$66,250

John H. Hoffmann	Disability/Death/Change in Control	$13,250	—		—	$13,250

(1)	All stock options held by our NEOs were fully vested as of December 31, 2011 as detailed in the section “Outstanding Equity Awards at Year-End”. Additionally, based on the closing price of our Class A common stock on December 31, 2011 of $2.65 per share, all of those options had no intrinsic value as of December 31, 2011.
(2)	The amounts reflect the value of unvested stock awards held by the NEOs as of December 31, 2011 (which would automatically vest per the termination scenario). Such amounts exclude the value of unvested restricted stock granted on January 19, 2012 as follows: Mr. Dansker: 100,000 shares or $265,000; Mr. Arvonio: 10,000 shares or $26,500; Mr. Olsen: 50,000 shares or $132,500; Mr. Helman: 25,000 shares or $66,250; and Mr. Hoffmann: 5,000 shares or $13,250.
(3)	Represents required payments through the remaining term of Mr. Dansker’s employment agreement, which is scheduled to expire on June 30, 2014.
(4)	Assumes Mr. Dansker’s employment was terminated, other than for death or disability, in connection with such change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have written procedures for reviewing related party transactions between us or our subsidiary and our directors, executive officers, their immediate family members and entities with which they have a position or relationship. These procedures require Audit Committee approval of such transactions and are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest. The guidelines require that such transactions be on terms comparable to those that could be obtained in an arms’ length dealing with an unrelated party.

Our subsidiary has in the past and may in the future enter into various loan and other banking transactions in the ordinary course of business with our directors and executive officers (or associates of such persons). All such transactions: (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons, and (iii) do not involve more than the normal risk of collectability or present other unfavorable features. There were no loans outstanding or made to any of our directors or executive officers during the year ended December 31, 2011.

Our directors and entities affiliated with certain of our directors have in the past and may in the future participate in mortgage loans originated by our subsidiary or us. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with such subsidiary. There were no such transactions outstanding or made during the year ended December 31, 2011.

Our subsidiary has deposit accounts aggregating to approximately $7.0 million at December 31, 2011 from our directors, executive officers and members of their immediate families and related business interests, which are on the same terms as those made available to non-affiliates.

Mr. Thomas E. Willett, our director, is a member of Harris Beach PLLC, a law firm that provides legal services to us and our subsidiary. The total fees paid to Harris Beach in 2011 were $74,000. Mr. Wesley T. Wood, our director, is President of Marketing Capital Corporation, a marketing firm that provides marketing services to us. The total fees paid to Marketing Capital Corporation in 2011 were $18,000. Mr. Wayne F. Holly, our director, is the Chairman and President of Sage Rutty & Company, Inc., a broker/dealer that our subsidiary periodically uses to purchase investment securities for its portfolio. Our subsidiary paid commissions of $3,000 in 2011 to Sage Rutty in connection with the purchase of investment securities.

From time to time, our subsidiary may hire real estate brokerage companies in connection with proposed sales of loans owned by our subsidiary and/or properties which our subsidiary owns through foreclosure proceedings. Mrs. Barbara Dansker, the spouse of our Chairman, in her capacity as an agent of Marcus & Millichap, a leading real estate brokerage company, from time to time has and may continue to act as a selling broker on behalf of our subsidiary. Commissions paid in 2011 to Marcus & Millichap in connection with those activities amounted to $84,700.

From time to time, certain relatives of our executive officers and directors may perform clerical or similar services for us or our subsidiaries on a part-time basis. The aggregate compensation paid to such individuals has never been material.

Except for the transactions described above and outside of normal customer relationships, none of our directors, officers or principal stockholders and no corporations or firms for which such persons or entities are associated, currently maintain or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with us or our subsidiaries other than such as arises by virtue of such position with us or ownership interest in us.

Proposal Three: TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

Description of Proposal. The Board has unanimously authorized, and recommends for approval by our stockholders, an amendment to our Certificate of Incorporation that would, if approved by our stockholders and filed with the Secretary of State of the State of Delaware, (1) eliminate provisions relating to the Class B common stock and our dual class common stock structure, and (2) rename the Class A common stock as “common stock.”

The text of the proposed amendment and restatement of our Certificate of Incorporation is included as Appendix A to this proxy statement. The following discussion is qualified in its entirety by the full text of the proposed amendment and restatement.

Background on Dual Class Structure. We currently have two classes of common stock authorized for issuance. The powers, privileges, preferences and relative rights are identical in all respects, except for voting rights in the election of directors. The holders of Class B common stock are entitled to vote for the election of two-thirds of our directors and holders of Class A common stock are entitled to vote for the election of our remaining directors. The shares of Class B common stock are convertible, on a share for share basis, into shares of Class A common stock. This dual class structure was established at the time of the original incorporation of the Company and the Company issued Class B common stock to the owners of the Company at the time of its formation.

Reasons for the Amendment. In connection with our public offering of shares of Class A common stock in 2010, the then holders of all of the issued and outstanding shares of our Class B common stock agreed to convert all of their shares of Class B common stock into Class A common stock and that conversion took place upon the closing of the public offering in October 2010. Pursuant to the terms of the Underwriting Agreement for that public offering, between us and Sandler & O’Neill Partners, L.P., we agreed to no longer issue shares of Class B common stock and to propose and recommend to our stockholders that our Certificate of Incorporation be amended to eliminate all references to Class B common stock and to rename our Class A common stock as “common stock.” We also agreed that if we fail to obtain such stockholder approval at the 2011 annual meeting, we shall continue to seek such approval at each subsequent annual or special meeting of our stockholders thereafter until such approval has been obtained. The proposal to so amend and restate the Company’s Certificate of Incorporation did not receive the vote required for approval at the 2011 Annual Meeting.

As a result of the conversions noted above, there are no longer any shares of Class B common stock issued and outstanding and we have no plans to issue any of the authorized shares of Class B common stock. As a result, the continuing authorization of shares of Class B common stock is unnecessary and we believe it may be confusing to the capital markets and undesirable from a corporate governance perspective. Accordingly, our Board has approved for submission to our stockholders, and recommends that the stockholders approve, an amendment to our Certificate of Incorporation that will remove all references to Class B common stock and will rename our remaining class of common equity - our Class A common stock - as “common stock.”

Our Board believes that the elimination of the dual class structure in favor of a single class of common stock is in the best interests of our Company and the holders of Class A common stock. Additionally, our Board believes that the amendment to rename the Class A common stock as “common stock” will help to eliminate any mistaken belief on the part of the investing public and/or others who report on or follow our publicly-traded equity securities that we may have outstanding another class of common equity.

The proposed amendments do not make any substantive changes to our Certificate of Incorporation, (except to reflect the elimination of the Class B common stock and the re-designation of the Class A common stock as “common stock”), and adoption of this proposal will have no effect on the future operations of our Company or on the substantive rights of holders of Class A common stock.

If the proposal is approved, the amendment will be effective upon the filing of the restated Certificate of Incorporation with the Secretary of State of the State of Delaware. Upon such effectiveness, stock certificates representing currently outstanding Class A common stock will automatically represent an equal number of shares of common stock and it will not be necessary for record holders to exchange their existing certificates. Approval of the proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock.

The Board of Directors unanimously recommends that stockholders vote “FOR” the amendment to and restatement of the Certificate of Incorporation to eliminate references to the Class B common stock and to rename the Class A common stock as “common stock.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of such forms and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied for 2011.

INDEPENDENT PUBLIC ACCOUNTANTS

Proposal Four: RATIFICATION OF APPOINTMENT OF AUDITOR.

The Audit Committee of our Board of Directors has appointed the firm of Hacker, Johnson & Smith, P.A., P.C. (“Hacker Johnson”) as independent auditor for us and our subsidiary for the year ending December 31, 2012. Such firm also served as our independent auditor for the year ending December 31, 2011 and for as long as we have been a public company.

In making its determination to appoint Hacker Johnson as independent auditor, the Audit Committee considered and determined that the provision of non-audit services as described below is compatible with maintaining Hacker Johnson’s independence to us. In fulfilling its oversight responsibility of reviewing the services performed by the independent auditor, the Audit Committee carefully reviewed the policies and procedures for the engagement of the independent auditor. The Audit Committee also discussed with the independent auditor the overall scope and plans for the audit, the results of its audit and total fees paid by us and our subsidiaries to them.

Hacker Johnson has advised us that neither the firm nor any of its associates has any relationship with us or our subsidiary other than the usual relationship that exists between independent public accountants and clients. Representatives from Hacker Johnson are not expected to be present at the Annual Meeting. While we are not required to do so, we are submitting the selection of Hacker Johnson to serve as our independent auditor for the year ending December 31, 2012 for ratification in order to ascertain the views of our stockholders on this appointment. If this selection is not ratified, the Audit Committee will reconsider its appointment and make such determination as it believes to be in our and our stockholders’ best interest.

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of Hacker Johnson to serve as our independent auditor for 2012.

Other Matters

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by our independent auditor and the estimated fees for these services. Of the time expended by our independent auditor to furnish to us the services described below in 2011 and 2010, 100% of such time involved work performed by persons who were the independent auditor’s full-time, permanent employees.

Auditor Fees and Services

The following table summarizes fees billed for services rendered by our independent auditor.

	2011	2010
Audit fees (1)	$164,500	$162,000
Audit related fees (2)	—	47,000
Tax fees (3)	18,500	13,000
All other fees	—	—

Total	$183,000	$222,000

(1)	Consist of fees for the audit of our annual consolidated financial statements included in our Annual Reports on Form 10-K, including audit work related to reporting on internal controls, and for the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q.
(2)	Consist of fees associated with a review of a common stock offering that was completed in October 2010.
(3)	Consist of fees for the preparation of our annual income tax returns and additional work associated with income tax audits.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Requirements for Stockholder Proposals to be considered for inclusion in our Proxy Materials. Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in the proxy materials relating to our 2013 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and proposals must be received by us no later than December 17, 2012. Such proposals should be delivered to the Secretary, Intervest Bancshares Corporation, One Rockefeller Plaza (Suite 400), New York, New York 10020.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Except in the case of proposals made in accordance with Rule 14a-8 and for stockholder nominations to our Board of Directors, which are governed by the procedures for director nominations previously described in this proxy statement, for proposals to be considered at an annual meeting of ours, our bylaws require that the stockholder must have given notice thereof in writing to our Secretary not less than 90 nor more than 120 days in advance of the date of our proxy statement in connection with the immeditately preceding annual meeting of stockholders. To be timely for the 2013 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Secretary after December 17, 2012 and prior to January 15, 2013. A stockholder’s notice to the Secretary must set forth, as to each matter the stockholder proposes to bring before the Annual Meeting, the information required by our bylaws.

The proxy solicited by our Board of Directors for the 2013 Annual Meeting will confer discretionary authority to vote (i) on any proposal presented by a stockholder at that meeting for which we have not been provided with notice prior to March 1, 2013, and (ii) on any other proposal (notwithstanding timely notice) made in accordance with our bylaws, if the proxy statement briefly describes the matter and how management will direct the proxy holders to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) of the Securities Exchange Act of 1934.

OTHER MATTERS

As of this date, our Board of Directors does not know of any business to be brought before the meeting other than as specified above. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in such manner as may be determined by a majority of our Board of Directors or its Executive Committee.

By Order of the Board of Directors,

/s/ Stephen A. Helman
Stephen A. Helman, Secretary

Dated: April 15, 2012

Copies of our 2011 Annual Report on Form 10-K as filed with the Securities and Exchange Commission are included in this mailing to stockholders. Additional copies may be obtained without charge to beneficial owners of our Class A common stock by written request directed to: Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York 10020. Telephone inquiries should be directed to (212) 218-2800. In addition, our 2011 Annual Report on Form 10-K (with exhibits) is available on the Securities and Exchange Commission’s website (www.sec.gov) and at our website (www.intervestbancsharescorporation.com).

APPENDIX A

RESTATED CERTIFICATE OF INCORPORATION

OF

INTERVEST BANCSHARES CORPORATION

1. The name of the corporation is Intervest Bancshares Corporation.

2. The address of the registered office of the Corporation in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, State of Delaware 19901. The name of its registered agent at such address is Colby Attorneys Service Co., Inc.

3. The purpose for which it is formed is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

4. (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is Sixty-Two Million Three Hundred Thousand (62,300,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is Three Hundred Thousand (300,000). The total number of shares of Common Stock this Corporation shall have authority to issue is Sixty-Two Million (62,000,000). All of the shares of capital stock shall have a par value of $1.00 per share.

(b) The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock from time to time in one or more series. The Board of Directors is expressly authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(c) The powers, preferences, rights, restrictions and other matters relating to the Common Stock are as follows:

(i) Dividends. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive cash dividends when and as declared by the Board of Directors out of funds legally available therefore.

(ii) Voting. In all matters as to which the vote or consent of stockholders of the Corporation shall be required or be taken, the holders of Common Stock shall be entitled to one vote for each share of such stock held by them.

(iii) Liquidation. Subject to any preferences that may be applicable to any outstanding shares of Preferred Stock, in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Common Stock shall be entitled to share ratably in all of the assets of the Corporation available for distribution to its stockholders.

5. The Board of Directors of the Corporation is expressly authorized to make, alter or repeal bylaws of this Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

6. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

7. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exist or may hereafter be amended in a manner more favorable to directors, the directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

PROXY

INTERVEST BANCSHARES CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Annual Meeting of Stockholders on Thursday, May 24, 2012

The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints Lowell S. Dansker and Stephen A. Helman, or either of them, proxies of the undersigned, each with full power of substitution, to vote all shares of Class A common stock of INTERVEST BANCSHARES CORPORATION (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 24, 2011 at 8:30 A.M. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, as hereinafter specified with respect to the following proposals, more fully described in the Notice of and Proxy Statement for the Annual Meeting, receipt of which is hereby acknowledged.

The Board of Directors recommends a vote FOR the election of the nominees for director, FOR the non-binding advisory proposal on the compensation of executives disclosed in the proxy statement, FOR the proposed amendment and restatement of the Certificate of Incorporation as described in the proxy statement and FOR the ratification of the appointment of our independent auditor for 2012.

1.	Election of Eight Directors;

Nominees:
	(1) Michael A. Callen		(2) Lowell S. Dansker
	(3) Paul R. DeRosa		(4) Stephen A. Helman
	(5) Wayne F. Holly		(6) Lawton Swan, III
	(7) Thomas E. Willett		(8) Wesley T. Wood

	FOR	WITHHELD	FOR	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and print the name(s) on the lines below.
	all nominees	for all nominees	ALL
	listed above	listed above	EXCEPT

	☐	☐	☐

2.	To approve, on an advisory basis, the compensation of our executives as described in the proxy statement;	For ☐	Against ☐	Abstain ☐

3.	To consider a proposal to amend and restate our Certificate of Incorporation to eliminate any and all references to our Class B common stock and to rename our Class A common stock “common stock”;	For ☐	Against ☐	Abstain ☐

4.	To ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent auditor for 2012; and	For ☐	Against ☐	Abstain ☐

5.	In their discretion, upon any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN UNLESS A CONTRARY CHOICE IS SPECIFIED. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Signature	Date	Signature	Date

Note: (Please sign exactly as name appears hereon. For joint accounts, each joint owner should sign. Executors, administrators, trustees, etc. should so indicate when signing).

COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.